Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Plan of Vocus, Inc. of our report dated February 6, 2006, with respect to the consolidated financial statements and schedule of Vocus, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
Baltimore, Maryland
March 9, 2006